EXHIBIT 99.1

News Release

205 Crosspoint Parkway
Getzville, NY 14068

Immediate Release
Columbus McKinnon Reports First Quarter
Fiscal Year 2017 Financial Results

AMHERST, NY, July 28, 2016 - Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, technologies and services, today announced financial results for its fiscal year 2017 first quarter, which ended June 30, 2016. First quarter results include the Magnetek, Inc. ("Magnetek") acquisition completed on September 2, 2015.

First Quarter Summary (compared with prior year period, unless otherwise noted)

•Net sales were $149.0 million, up 9.4%; end markets appear to be stabilizing.
•Magnetek short-term integration and long-term smart technology continues to move forward with positive results.
•Gross margin was 32.2%, up 20 basis points; operating margin was 7.5%.
•Net income was $6.4 million compared with $6.9 million; includes additional $1.4 million, pre-tax, in interest and debt expense for acquisition borrowings; Earnings per diluted share were $0.32 and adjusted earnings were $0.34*.
•Cash provided by operating activities more than doubled over prior-year period to $7.2 million.
•Repaid $16.8 million of debt: ahead of $43 million target in Fiscal 2017. Debt to total capitalization down 200 basis points from March 31, 2016 to 46.3%; goal is 30%.

*Please see the attached tables for a reconciliation of GAAP earnings per share to adjusted earnings per share.

Timothy T. Tevens, President and Chief Executive Officer, commented, "Sales growth in the quarter was driven by our Magnetek acquisition and solid revenue growth in Europe. Our focus remains to drive sales initiatives and push for growth, regardless of the economic environment. For example, during the quarter we enhanced our value proposition for our customers with the introduction of the Yale LodeKing LT wire rope hoist. This new hoist is the first collaboration of Magnetek’s leading motion control technology with our best-in-class hoist designs. The new product offers the added functionality of an integrated Magnetek drive system that enables a smaller packaged hoist. We have also launched our digital platform, Compass™, which allows customers to quickly and easily design and specify their lifting systems. And, we are testing ‘a Magnetek Drive in every hoist’ on two key platforms, our world-wide leading Lodestar and the well-regarded Global King wire rope hoist.”

Columbus McKinnon Reports First Quarter Fiscal Year 2017 Financial Results
July 28, 2016

Mr. Tevens added, “We continue to prove our ability to consistently generate cash and reduce debt. With only one quarter completed, we expect to exceed our fiscal 2017 target of $43 million in debt reduction. In fact, in the ten months since we acquired Magnetek, we have paid down approximately $54 million, or 27%, of the $195 million we borrowed for the acquisition."

He concluded with his outlook for fiscal 2017, “We still believe the year will be challenging, but end markets appear to be stabilizing. We continue to take market share in the U.S. with excellent customer service and the introduction of new and enhanced products. Encouragingly, we believe that the North American market may have bottomed as oil prices and rig counts have stabilized and supporting industries seemed to have steadied. However, even with our leading market positions, Latin America and Asia remain weak. The Brexit move has caused heightened uncertainty in Europe, but nonetheless, we will remain focused on our efforts to gain new customers, increase market penetration, advance our offerings and deliver quality product in a timely manner. Likewise, we continually pursue the reduction of our cost structure and improving productivity in all facets of our business. We believe our high quality products and strong brands, the breadth of our market reach, our extensive channels to market and our leading efforts with smart hoist technology provide us competitive advantages in any market environment.”

First Quarter Review
Sales

($ in millions)	Q1 FY 17	Q1 FY 16	Change	% Change
Net sales	$149.0	$136.2	$12.8	9.4%
U.S. sales	$93.9	$81.6	$12.3	15.1%
% of total	63%	60%
Non-U.S. sales	$55.1	$54.6	$0.5	0.9%
% of total	37%	40%

Excluding a $1.4 million unfavorable impact of foreign currency exchange, sales increased $14.2 million, or 10.4%. The Magnetek acquisition contributed $23.9 million to first quarter sales which, combined with very modest price improvement, more than offset lower volume. For more information on changes in sales, please see the attached tables.

Magnetek contributed $20.9 million to U.S. sales, more than offsetting lower volume in the region. Sales outside of the U.S. were up $2.0 million, or 3.6%, after excluding unfavorable foreign currency exchange.

Operating Results

($ in millions)	Q1 FY 17	Q1 FY 16	Change	% Change
Gross profit	$48.0	$43.6	$4.5	10.2%
Gross margin	32.2%	32.0%	20 bps
Income from operations	$11.2	$11.3	$(0.1)	(0.8)%
Operating margin	7.5%	8.3%	(80) bps
Net income	$6.4	$6.9	$(0.5)	(7.4)%
Diluted EPS	$0.32	$0.34	$(0.02)	(5.9)%

Columbus McKinnon Reports First Quarter Fiscal Year 2017 Financial Results
July 28, 2016

Higher gross profit reflects incremental gross profit of $8.4 million from Magnetek and $1.4 million of productivity gains. This more than offset the unfavorable impact of lower sales volume, mix and foreign currency translation. Product liability costs were higher as a result of a $1.0 million legal settlement this quarter. For more information on changes in gross profit, please see the attached tables.

Income from operations decreased 0.8% as incremental gross profit from higher sales was offset by higher selling, general and administrative costs and amortization from the acquisition. Magnetek added an incremental $4.6 million in selling, general and administrative expenses.

Net income declined just $0.5 million despite a $1.4 million increase in interest and debt expense from the higher levels of debt associated with the acquisition. Net income also benefitted from a slightly lower tax rate due to the mix of pre-tax income by geographic jurisdiction. Adjusted net income, a non-GAAP financial measure, was $6.8 million, compared with $7.8 million in the prior-year period. The decline in adjusted net income was largely the result of lower sales volume. Please see the attached tables for a reconciliation of GAAP net income and earnings per share to adjusted net income and earnings per share.

Ahead of Target: Paying Down Debt with Strong Cash Generation
Cash provided by operating activities in the first quarter more than doubled to $7.2 million over the prior-year period. Excluding the impact of the Magnetek acquisition, working capital as a percent of sales increased 90 basis points during the quarter. The variation, beyond the typical impact of timing of receivables and payables, was due to higher inventory levels required for an approximately $8 million increase in project backlog over March 31, 2016 levels. Project backlog increased to $49.4 million, or 48% of total backlog, as more Rail & Road projects were booked. These are longer-lead time projects that will not be shipped within the typical three-months-or-less timeframe. Approximately $11 million of these Rail & Road projects are scheduled for shipment in fiscal 2018 and beyond.

During the quarter, $16.8 million of debt repayments resulted in a decline in gross debt to $250.5 million.

Teleconference/webcast
Columbus McKinnon will host a conference call and live webcast today at 10:00 AM Eastern Time, at which Timothy T. Tevens, President and Chief Executive Officer, and Gregory P. Rustowicz, Vice President - Finance and Chief Financial Officer, will review the Company’s financial results and strategy. The review will be accompanied by a slide presentation, which will be available on Columbus McKinnon’s website at http://www.cmworks.com/investors. A question and answer session will follow the formal discussion.

Columbus McKinnon’s conference call can be accessed by calling 201-493-6780 and asking for the “Columbus McKinnon conference call.” The webcast can be monitored on Columbus McKinnon’s website at www.cmworks.com/investors. An audio recording of the call will be available two hours after its completion through Thursday, August 4, 2016 by dialing 858-384-5517 and entering the passcode 136405537. Alternatively, an archived webcast of the call will be on Columbus McKinnon’s web site at: www.cmworks.com/investors. In addition, a transcript of the call will be posted to the website once available.

About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, technologies, systems and services, which efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, cranes, actuators, rigging tools, light rail work stations and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its website at http://www.cmworks.com.

Columbus McKinnon Reports First Quarter Fiscal Year 2017 Financial Results
July 28, 2016

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

Financial Tables follow.

Columbus McKinnon Reports First Quarter Fiscal Year 2017 Financial Results
July 28, 2016

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED
(In thousands, except per share and percentage data)

	Three Months Ended
	June 30, 2016	June 30, 2015	Change
Net sales	$149,013	$136,236	9.4%
Cost of products sold	100,966	92,652	9.0%
Gross profit	48,047	43,584	10.2%
Gross profit margin	32.2%	32.0%
Selling expenses	18,814	16,598	13.4%
% of net sales	12.6%	12.2%
General and administrative expenses	16,282	15,102	7.8%
% of net sales	10.9%	11.1%
Amortization of intangibles	1,750	593	195.1%
Income from operations	11,201	11,291	(0.8)%
Operating margin	7.5%	8.3%
Interest and debt expense	2,574	1,156	122.7%
Investment (income) loss	(217)	(128)	69.5%
Foreign currency exchange (gain) loss	(563)	(185)	204.3%
Other (income) expense, net	(80)	(5)	1,500.0%
Income before income tax expense	9,487	10,453	(9.2)%
Income tax expense	3,086	3,542	(12.9)%
Net income	$6,401	$6,911	(7.4)%

Average basic shares outstanding	20,135	20,022	0.6%
Basic income per share	$0.32	$0.35	(8.6)%

Average diluted shares outstanding	20,266	20,229	0.2%
Diluted income per share	$0.32	$0.34	(5.9)%

Columbus McKinnon Reports First Quarter Fiscal Year 2017 Financial Results
July 28, 2016

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2016	March 31, 2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$43,163	$51,603
Trade accounts receivable	79,063	83,812
Inventories	118,875	118,049
Prepaid expenses and other	16,243	19,265
Total current assets	257,344	272,729

Property, plant, and equipment, net	101,948	104,790
Goodwill	170,003	170,716
Other intangibles, net	120,149	122,129
Marketable securities	10,706	18,186
Deferred taxes on income	72,201	73,158
Other assets	11,089	11,143
Total assets	$743,440	$772,851

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$31,699	$36,061
Accrued liabilities	48,546	53,210
Current portion of long-term debt	44,279	43,246
Total current liabilities	124,524	132,517

Senior debt, less current portion	457	844
Term loan and revolving credit facility	205,760	223,542
Other non-current liabilities	122,585	129,639
Total liabilities	453,326	486,542

Shareholders’ equity:
Common stock	202	201
Additional paid-in capital	207,462	206,682
Retained earnings	180,574	174,173
Accumulated other comprehensive loss	(98,124)	(94,747)
Total shareholders’ equity	290,114	286,309
Total liabilities and shareholders’ equity	$743,440	$772,851

Columbus McKinnon Reports First Quarter Fiscal Year 2017 Financial Results
July 28, 2016

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows - UNAUDITED
(In thousands)

	Three Months Ended
	June 30, 2016	June 30, 2015
Operating activities:
Net income	$6,401	$6,911
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,001	3,972
Deferred income taxes and related valuation allowance	969	(916)
Net gain on sale of real estate, investments, and other	(93)	(150)
Stock based compensation	1,147	911
Amortization of deferred financing costs and discount on debt	172	119
Changes in operating assets and liabilities, net of effects of business acquisitions:
Trade accounts receivable	4,018	9,621
Inventories	(1,896)	(6,027)
Prepaid expenses and other	3,049	2,164
Other assets	(25)	3,286
Trade accounts payable	(2,557)	(5,575)
Accrued liabilities	(3,485)	(902)
Non-current liabilities	(6,496)	(10,212)
Net cash provided by (used for) operating activities	7,205	3,202

Investing activities:
Proceeds from sale of marketable securities	7,772	57
Purchases of marketable securities	(105)	(7)
Capital expenditures	(4,301)	(4,079)
Net cash provided by (used for) investing activities	3,366	(4,029)

Financing activities:
Net borrowings (payments) under line-of-credit agreements	(13,500)	—
Repayment of debt	(3,274)	(3,236)
Dividends paid	(804)	(800)
Other	(367)	(847)
Net cash provided by (used for) financing activities	(17,945)	(4,883)

Effect of exchange rate changes on cash	(1,066)	718

Net change in cash and cash equivalents	(8,440)	(4,992)
Cash and cash equivalents at beginning of year	51,603	63,056
Cash and cash equivalents at end of period	$43,163	$58,064

Columbus McKinnon Reports First Quarter Fiscal Year 2017 Financial Results
July 28, 2016

COLUMBUS McKINNON CORPORATION
Q1 FY 2016 to Q1 FY 2017 Sales Bridge

	First Quarter
($ in millions)	$ Change	% Change
Q1 Fiscal 2016 Sales	$136.2
Magnetek acquisition	23.9	17.5%
Pricing	0.3	0.2%
Volume	(10.0)	(7.3)%
Subtotal of change	14.2	10.4%
Foreign currency translation	(1.4)	(1.0)%
Total change	$12.8	9.4%
Q1 Fiscal 2017 Sales	$149.0

COLUMBUS McKINNON CORPORATION
Q1 FY 2016 to Q1 FY 2017 Gross Profit Bridge

($ in millions)	First Quarter
Q1 Fiscal 2016 Gross Profit	$43.6
Magnetek Acquisition	8.4
Productivity, net of other cost changes	1.4
Prior year purchase accounting & restructuring costs	0.6
Pricing, net of material cost inflation	(0.1)
Product liability	(0.8)
Sales volume and mix	(4.6)
Subtotal of change	4.9
Foreign currency translation	(0.5)
Total change	$4.4
Q1 Fiscal 2017 Gross Profit	$48.0

Columbus McKinnon Reports First Quarter Fiscal Year 2017 Financial Results
July 28, 2016

COLUMBUS McKINNON CORPORATION
Additional Data - UNAUDITED

	June 30, 2016		March 31, 2016		June 30, 2015
Backlog (in millions)	$102.4		$98.6		$84.9
Backlog (in millions, excluding Magnetek)	$88.1		$85.2		$84.9
Project backlog (in millions, expected to ship beyond 3 months)	$49.4		$41.2		$32.4
Project backlog as % of total backlog	48.2%		41.8%		38.2%

Trade accounts receivable
days sales outstanding	48.3	days	49.2	days	48.1	days

Inventory turns per year
(based on cost of products sold)	3.4	turns	3.6	turns	3.3	turns
Days' inventory	107.4	days	101.0	days	110.6	days

Trade accounts payable
days payables outstanding	28.6	days	30.8	days	27.4	days

Working capital as a % of sales (1)	22.4%		21.5%		21.9%

Debt to total capitalization percentage	46.3%		48.3%		30.6%

Debt, net of cash, to net total capitalization	41.7%		43.0%		18.9%

(1) June 30, 2016 and March 31, 2016 figures exclude the impact of the acquisition of Magnetek; June 30, 2015 figure excludes the impact of the acquisition of STB

Shipping Days by Quarter
	Q1	Q2	Q3	Q4	Total
FY 17	64	63	60	64	251

FY 16	63	64	60	63	250

Columbus McKinnon Reports First Quarter Fiscal Year 2017 Financial Results
July 28, 2016

COLUMBUS McKINNON CORPORATION
Reconciliation of GAAP Net Income and Diluted Earnings per Share to Non-GAAP Adjusted Net Income and Diluted Earnings per Share
($ in thousands, except per share data)

	Three Months Ended June 30,
	2016	2015
	$	$
Net income	$6,401	$6,911
Add back:
Canadian pension lump sum settlements	247	—
Acquisition inventory step-up expense	—	374
European facility consolidation costs	—	297
Normalize tax rate to 30% (1)	166	205
Non-GAAP adjusted net income	$6,814	$7,787

Average diluted shares outstanding	20,266	20,229

Diluted income per share - GAAP	$0.32	$0.34

Diluted income per share - Non-GAAP	$0.34	$0.38

(1) Applies a normalized tax rate of 30% to GAAP pre-tax income and non-GAAP adjustments above, which are each pre-tax.

Adjusted net income and diluted EPS are defined as net income and diluted EPS as reported, adjusted for certain items and to apply a normalized tax rate. Adjusted net income and diluted EPS are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP and may not be comparable to the measures as used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP information, such as adjusted net income and diluted EPS, is important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current quarter’s and current year's net income and diluted EPS to the historical periods' net income and diluted EPS.